2002 ENDORSEMENT
                APPLICABLE TO CONTRACTS FUNDING ELIGIBLE DEFERRED
                               COMPENSATION PLANS

Effective immediately, this Endorsement amends your Contract as follows:

A. ON THE COVER PAGE, THE FOURTH SENTENCE OF THE FOURTH PARAGRAPH IS REPLACED WITH THE FOLLOWING:

         "You" and "Your" mean the Owner.

B. THE FOLLOWING IS ADDED TO THE END OF THE FOURTH PARAGRAPH ON THE COVER PAGE:

         If the owner is the Plan Trust and by terms of the Trust Agreement, the Employer has the rights, duties and/or responsibilities in this Contract, "you" and "your" mean the Employer.

SECTION 1.01 ANNUITANT.  The existing definition is replaced by the following:

The term "Annuitant" means an individual who participates in a Plan, and on whose behalf this Contract is purchased and is maintained. The Annuitant is shown on Page 3 of this Contract. If the Plan permits, a beneficiary under the Plan or another individual whose interest in the Plan is derived from the plan Participant may be made the Annuitant.

The following section is added:  SECTION 1.03A APPLICABLE TAX CHARGES.

The term "Applicable Tax Charge" means a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in the Annuitant's state. We will deduct any such Applicable Tax Charge from amounts applied to an Annuity Benefit in accordance with Section 3.04. If the tax to which the Charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit, we reserve the right to deduct the Charge from Contributions, Partial Withdrawals or Terminations, as applicable in Part II.

SECTION 1.04 ANNUITY BENEFIT.  The existing definition is amended as follows:

1. Section 1.04 Annuity Benefit is changed to Section 1.04 Benefit.

2. The word "Annuity" is deleted from the first sentence.

3. The second sentence is amended by placing the term Annuity Benefit in quotation marks as follows: "Annuity Benefit".

SECTION 1.05 CASH VALUE.  The existing definition is amended as follows:

The following is added after item (vii):

(viii) or, the Annuitant's attainment of age 55, completion of at least five Contract Years, and separation from service.

SECTION 1.07 CODE.  The existing definition is replaced by the following:

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The term "Code" means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to "the Code" in this Contract include references to applicable Federal income tax Regulations.

SECTION 1.11 CONTRIBUTION. The existing definition is replaced by the following:

The term "Contribution" means a payment made to us for this Contract pursuant to the terms of the Plan and subject to the limits as described in Section 2.01.

SECTION 1.14 EMPLOYER.  The existing definition is replaced by the following:

The term "Employer" means one of the following types of entity which is eligible to adopt, has adopted, and maintains a Plan: (i) a State, a political subdivision of a State, or an agency or instrumentality of a State or political subdivision of a State ("Governmental Employer") or (ii) any other organization (other than a governmental unit) exempt from tax under the Code ("Tax Exempt Employer").

The following section is added:  SECTION 1.14A GOVERNMENTAL EMPLOYER PLAN.

The term "Governmental Employer Plan" means a Plan established and maintained by a Governmental Employer and is described in Section 457(g) of the Code.

The following section is added:  SECTION 1.18A OWNER.

The Owner of this Contract is the person named in our records as designated in the application or in the transfer of ownership form, if so transferred subsequent to the issuance of this Contract. In the case of a Governmental Employer Plan, the Owner may be the trustee of a trust holding assets of the Plan or the Employer deemed as trustee of the plan pursuant to Section 401(f) of the Code. If the Owner of this Contract is the Annuitant, this contract may not be transferred or assigned to any other person in whole or in part. Subject to Equitable's approval, the Owner may designate another person to exercise rights under the Contract.

SECTION 1.20 PLAN.  The existing definition is replaced by the following:

The term "Plan" refers to an "Eligible Deferred Compensation Plan" meeting the requirements of Section 457(b) of the Code which is established and maintained by an Employer for the benefit of individuals performing services for the Employer and their beneficiaries. There are two types of Plans: "Governmental Employer Plans" and "Tax Exempt Employer Plans."

The following section is added:  SECTION 1.20A PLAN TRUST.

The term "Plan Trust" means a trust, if any, adopted by the Employer for the Plan, to hold this Contract for the exclusive benefit of Plan participants and their beneficiaries in accordance with the provisions of the Plan.



The following section is added: SECTION 1.20B TRUST AGREEMENT.

The term "Trust Agreement" means an agreement evidencing the Plan Trust.

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SECTION 1.22 RETIREMENT DATE. The existing definition is replaced by the following:

The term "Retirement Date" means the date on which the Annuitant attains the retirement age as shown on Page 3 of this Contract. Before the Retirement Date the Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect to change the Retirement Date to another Retirement Date, which may be any date after the filing of the election (other than the 29th, 30th, or 31st day of any month). Any election for such change must be made in writing and shall not take effect until received by us at the Processing Office. A Retirement Date later than our maximum maturity age, currently age [85] cannot be chosen unless required by State law. If the Retirement Date is later than the age when the Annuitant must begin taking minimum distributions required under Sections 457 and 401(a)(9) of the Code, withdrawals must be made from this Contract as described in Section 3.05.

SECTION 1.25 SUBSTITUTED BENEFICIARY. The existing definition is replaced by the following:

The term "Substituted Beneficiary" refers to the beneficiary designated under the Plan by the Annuitant to receive death benefits payable under the Plan, where the Owner has elected, pursuant to Section 4.04 to designate such person to receive the death benefit payable under Section 2.11.

The following definition is added: SECTION 1.25A TAX EXEMPT EMPLOYER PLAN.

The term "Tax Exempt Employer Plan" means a Plan established and maintained by a Tax Exempt Employer which has adopted and maintains a Plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended.

SECTION 2.01 CONTRIBUTIONS.  The existing section is replaced by the following:

a) Provisions applicable to Contracts funding both Governmental and Tax Exempt Employer Plans.

The Employer makes Contributions from time to time pursuant to the terms of the Plan. Contributions will be allocated to the Divisions in accordance with the instructions received on the application, unless later changed. We reserve the right to refuse to accept any Contributions of less than $20.00.

Each Contribution received by us on the Annuitant's behalf will, before its allocation under this Contract, be reduced by the amount of any Applicable Tax Charge, as determined by us.


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Two types of Contributions may be made to this Contract, if and as permitted by the Plan. Contributions determined by reference to the Plan participant's compensation and contributions of funds directly transferred from another Plan of the same type or other funds invested under the Employer's Plan.

Contributions to the Contract determined by reference to compensation are limited to the maximum amount that may be deferred for an Annuitant for any taxable year under Section 457 of the Code.

If we determine that any Contributions would cause this Contract not to qualify under Section 457 of the Code, we reserve the right to refuse to accept any such Contributions.

b) Additional provisions applicable to Contracts funding Governmental Employer Plans

The Employer, or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, makes Contributions with respect to compensation from time to time pursuant to the terms of the Plan.

If and as permitted by the Plan we may agree to accept, subject to our rules at the time, "rollover contributions" from another eligible retirement plan described in Sections 457(e)(16) and 402(c) of the Code. Rollover contributions will be separately accounted for as required under the Code.

SECTION 2.03 GUARANTEED INTEREST DIVISION. The first sentence of the third paragraph is replaced with the following:

We will credit the amount in the Guaranteed Interest Division with interest at effective annual rates that we determine.

SECTION 2.04 ALLOCATION TO DIVISIONS. The existing section is amended as follows:

In the first sentence of the first paragraph, the phrase "at your sole direction as specified to us", is deleted.

In the last sentence of the first paragraph the word "your" is replaced with the word "the".

The entire second paragraph is replaced with the following: Interest determined at the Guaranteed Interest Rate is allocated to the Guaranteed Interest Option on a daily basis.

The following section is added: SECTION 2.05A RESTRICTIONS ON DISTRIBUTIONS.

Notwithstanding anything in this Contract to the contrary, payments of Cash Value pursuant to Section 2.06 Termination of This Contract, Section 2.07 Partial Withdrawals, or Part III - Benefits are subject to the restrictions in this Section. We reserve the right to require proof acceptable to us that any transaction requested under any of Sections 2.06, 2.07 or Part III is permissible under the Plan before processing any such transaction.


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a)   Tax Exempt Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be made available to Plan participants or their beneficiaries earlier than
     (i) the calendar year in which the Plan participant attains age 70 1/2,
     (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations)

b) Governmental Employer Plans. Except as otherwise permitted under Section 457 of the Code and in accordance with the terms of the Plan, amounts will not be paid to Plan participants or their beneficiaries earlier than (i) the calendar year in which the Plan participant attains age 701/2, (ii) when the Plan participant has a severance from employment with the Employer or (iii) when the Plan participant is faced with an unforeseeable emergency (within the meaning of applicable federal income tax Regulations). We reserve the right to limit transfers of Cash Value, up to the amount of any loan reserve account under the Contract, to another funding vehicle under the Employer's Plan or to another Governmental Employer Plan, while there is a loan outstanding as described in Section 2.12 Loans.

SECTION 2.06 TERMINATION OF THIS CONTRACT. The existing section is amended as follows:

1.   The first and second paragraphs are replaced with the following:

     Subject to any restrictions under the terms of the Plan, the Employer or Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement, may elect by written notice to terminate this Contract. We will pay the Cash Value or Annuity Account Value to the Employer or as applicable, the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value. Where the Owner is the Annuitant, the advance written approval of the Employer or the Plan Trustee may be required to make payment to the Annuitant or other payee. We will determine the Cash Value of this Contract as of the Transaction Date.

If this Contract is terminated, surrendered or exchanged prior to the Annuitant's Retirement Date, we reserve the right to deduct an Applicable Tax Charge. If we previously deducted Applicable Tax Charges from Contributions pursuant to Section 2.01, we will not again deduct charges for the same taxes on terminations, unless a change in applicable law has occurred with respect to this Contract.

2.   The fifth paragraph is replaced with the following:

     We will pay either the Cash Value or Annuity Account Value, as applicable, directly to the Employer or the Plan Trust if the Plan Trust is the Owner and is so authorized by the terms of the Trust Agreement to receive the Cash Value or Annuity Account Value, unless such Employer or Plan Trust, as applicable, gives us written notice at the time of termination that it requests us to make payment to the Annuitant or other person, and that such payment is permissible under the Plan. Where the Owner is the Annuitant, we will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.


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SECTION 2.07 PARTIAL WITHDRAWALS.  This section is amended as follows:

1. The following is added after the first sentence of the first paragraph:

We reserve the right to require written notice from the Employer that a request for a partial withdrawal from an Owner who is the Annuitant is permissible under the Plan before processing such request.

The following is added to the end of the third paragraph

Where the Owner is the Annuitant, we will pay the Cash Value or Annuity Account Value, as applicable, to the Owner upon receipt of written notice from the Employer that the payment is permissible under the Plan.

SECTION 2.08 CHARGES FOR PARTIAL WITHDRAWALS. The last paragraph under "Withdrawal Charge" is replaced by the following:

If withdrawals are made from this Contract prior to the Annuitant's Retirement Date, we reserve the right to deduct an Applicable Tax Charge. If we have previously deducted for Applicable Tax Charges from Contributions pursuant to
Section 2.01, we will not again deduct charges for the same taxes on withdrawals, unless a change in applicable law has occurred with respect to this Contract.

SECTION 2.09 FREE CORRIDOR AMOUNT. The existing section is replaced by the following:

The term "Free Corridor Amount" means an amount equal to the excess, if any, of
(i) [10%] of the sum of the Annuity Account Value on the Transaction Date over
(ii) cumulative prior withdrawals made pursuant to Section 2.07 in the current Contract Year or pursuant to the repayment of interest or principal on a loan in the current Contract Year.

SECTION 2.11 DEATH BENEFIT.  The existing section is amended as follows:

1. The third sentence in the first paragraph is replaced by the following:

The amount of the death benefit is equal to the greater of (i) the Annuity Account Value less any outstanding loans and (ii) the minimum death benefit.

2. The second paragraph of the existing section is replaced by the following:

We will pay the death benefit to the beneficiary in the form of an Annuity Benefit if you have made the election described in the last paragraph of Section
4.04. Also in accordance with the last paragraph of Section 4.04, if no such election is in effect at the Annuitant's death, we will pay the death benefit to the beneficiary in a single sum, unless the beneficiary elects, before we pay the death benefit, to apply the death benefit to an Annuity Benefit.


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The following section is added: SECTION 2.12 LOANS UNDER CONTRACT FUNDING
GOVERNMENTAL EMPLOYER PLAN.

Unless otherwise restricted by the Plan or the Code, and subject to your approval, the Annuitant may effect a loan under this Contract before the election and commencement of Annuity Benefits. Future restrictions in the Code may require changes in the terms and availability of the loans. The Annuity Account Value (including the loan reserve account as described below) will be the sole security for the loan.

We reserve the right not to permit new loans if a previous loan was defaulted and not repaid when due.

A loan is effective on the date we specify, according to our then current procedures, after we approve the loan request form. The loan request form together with the loan confirmation notice will be the loan agreement and will contain all the terms of the loan which apply, including amount of the loan, interest rate, and the payments due.

The amount of the loan may not be more than (i) 80% of the Annuity Account Value of this Contract, if such total Annuity Account Value is greater than or equal to $3,750 and less than $12,500, (ii) $10,000, if the Annuity Account Value is greater than or equal to $12,500 and less than $20,000, and (iii) 50% of the Annuity Account Value if the Annuity Account Value is greater than or equal to $20,000, but in no event shall the loan amount exceed $50,000 less the highest outstanding balance under this Contract during the one year period ending the day before the effective date of the loan. The minimum loan permitted is [$3,000]. For this purpose, the Annuity Account Value is taken as of the loan effective date.

Only [one] outstanding loan is permitted at a time under this Contract.

As a condition for granting a loan, we will require the Annuitant's representation that the loan amount requested, when aggregated with loans (principal plus interest) from all qualified plans of the Governmental Employer, does not exceed the greater of $10,000 or 50% of the value of the Annuitant's nonforfeitable accrued benefits, and in no event exceeds $50,000 less the highest outstanding balance of all loans from qualified plans of the Governmental Employer during the one year period ending on the day before the effective date of the loan. We reserve the right to also require that the Annuitant elect not to have income tax withholding apply with respect to any interest and/or loan principal that would otherwise be subject to withholding.

The loan term will be either (i) ten years, if the Annuitant represents that the purpose of the loan is to acquire, build or substantially rehabilitate a dwelling unit which, within a reasonable period of time, is to be used as the Annuitant's principal residence or (ii) five years. In any event, the loan term may not extend beyond, (that is, full repayment of the loan will be required) upon the earlier of (i) the election and commencement of Annuity Benefits pursuant to Section 3.03, (ii) the date we received written notice from the Owner to terminate this Contract pursuant to Section 2.06, (iii) the date we pay a Death Benefit pursuant to Section 2.11, and (iv) any date provided for such loans by Federal tax rules including acceleration of the loan repayment in order that the operation of the loan provisions does not adversely affect the tax treatment of this Contract.



We will from time to time set the effective annual rate at which interest on a loan will accrue daily (the "loan interest rate"). Such rate will not be greater than any maximum rate required under any current applicable state or federal law. However, if a different rate is requested by the Employer,


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we will substitute the rate requested by the Employer subject to any limitations imposed by law. The rate so determined by us will be a reasonable rate based on prevailing rates available at the date of determination on loans, charged by persons in the business of lending money for loans which would be made under similar circumstances.

On the loan effective date, we will hold in a loan reserve account an amount equal to the sum of (i) the loan amount, which will earn interest at the "Loan Reserve Account Rate" during the loan term and (ii) 10% of the loan, which will earn interest at the Guaranteed Interest Rate, as defined in this Contract; the "Loan Reserve Account Rate" will equal the loan interest rate, reduced by 2% or such other percentage which is determined according to our then current procedures and which is not greater than permitted under any current applicable state or federal law.

The Annuitant may specify from which Divisions these amounts are to be transferred to the loan reserve account. In the absence of direction, or if directions cover only part of the amount required to be transferred to the loan reserve account, we will transfer the required (or additional required) amounts from each Division in proportion to the amounts in such Divisions.

On the first day of the third month following the effective date of the loan and quarterly thereafter (or first business day thereafter, if such day is not a business day), the amount of interest earned at the Loan Reserve Account Rate annually during the prior quarter will be transferred to the portion of the loan reserve account that earns interest at the Guaranteed Interest Rate. You may not make any partial withdrawals or transfers from the loan reserve account.

The loan must be repaid according to the repayment schedule, which will require that substantially level amortization payments of principal and interest be made no less frequently than quarterly, unless otherwise required or permitted by law; the loan may be repaid in full at any time, including interest due. Any payments will first be applied by us to interest due, with the balance applied towards repayment of the loan principal. After any repayment is made, including full repayment of the loan, the principal amount repaid will be transferred from the loan reserve account to the Guaranteed Interest Division and may be withdrawn (if otherwise permitted), transferred to another Division, or applied to an annuity as described in the Contract.

By each due date (or a specified date thereafter according to our then current procedures) if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.

If the amount of the loan reserve account is not subject to the restrictions described in Section 2.05A, on default we reserve the right to deduct from the loan reserve account an amount equal to the interest and principal payments due. We also reserve the right to deduct any Withdrawal Charges that apply and any required tax withholding.





If the amount in the loan reserve account is subject to the restrictions described in Section 2.05A, on default we will designate in the loan reserve account an amount equal to the unpaid loan balance (interest and principal payments due) at the time of the default. When the Contract is no longer subject to the withdrawal restrictions of Section 2.05A, we will have the right to foreclose on this amount, and deduct any Withdrawal Charges that would have applied at the time of the default, plus any interest due, and any required tax withholding. This will be no later than the date


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the Annuitant reaches age 70 1/2 or we are notified in writing that another event has occurred which would permit amounts subject to restrictions on distribution to be paid. (Such an event includes but is not limited to severance from employment.)

We have the right to change the loan terms, as long as any such change is made to maintain compliance with the terms of any law that applies.

The following section is added: SECTION 2.13 DIRECT ROLLOVERS OF ELIGIBLE ROLLOVER DISTRIBUTIONS FROM GOVERNMENTAL EMPLOYER PLANS.

The Annuitant (or a beneficiary or Substituted Beneficiary under Section 4.04 of the Contract who is the Annuitant's surviving spouse) may elect to have all or any portion of the Cash Value or the Death Benefit described in Section 2.11 of the Contract, as applicable, paid directly to another "eligible retirement plan" in a "direct rollover transaction" in accordance with Sections 457, 402(c) and 401(a)(31) of the Code.

In order to elect this option all of the following requirements must be met:

(A) The recipient of the distribution must be an eligible retirement plan maintained for the benefit of the Annuitant (or the Annuitant's spousal beneficiary).

(B) The distribution must not include any after-tax contributions to the Contract except as otherwise permitted under the Code.

(C) The direct rollover option is not available to the extent that a minimum distribution is required under Section 401(a)(9) of the Code. See Section 3.05. We reserve the right to determine the amount of the Required Minimum Distribution. If the Annuitant elected a payment option in Part III of the Contract which is either a life-contingent annuity or paying substantially equal periodic payments for a period of ten years or more, the direct rollover option does not apply to those funds.

(D) The direct rollover option is not available for a distribution due to unforeseeable emergency, except as otherwise permitted under the Code.

SECTION 3.03 ELECTION AND COMMENCEMENT OF ANNUITY BENEFITS. The existing section is replaced by the following:

As of the Annuitant's Retirement Date, provided the Annuitant is then living, the Annuity Account Value shall be applied to provide the Normal Form of Annuity Benefit, unless you elect, subject to the terms of the Plan and the provisions of the Code, (i) to have the Cash Value paid in a single sum, (ii) to apply the Annuity Account Value or Cash Value, whichever is applicable pursuant to the first paragraph of Section 3.04, to provide an Annuity Benefit on any other form offered by us or one of our affiliated or subsidiary life insurance companies, as elected by you or (iii) to take distributions or payments in amounts and at times as required by the distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, pursuant to Section 3.05, and subject to our rules then in effect.

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Notice and election forms will be provided to you not more than six months prior to the Retirement Date. (On your prior written request we will also provide notice and election forms directly to the Annuitant.)

If you elect prior to the Annuitant's Retirement Date to terminate this Contract pursuant to Section 2.06, you may elect to have an Annuity Benefit paid in lieu of the Cash Value.

If your Plan permits and you provide us written instructions to do so in advance of payment, we will make payment of the Cash Value, Annuity Benefits or partial withdrawals directly to the Annuitant, Substituted Beneficiary or other payee designated by you.

We will have the right to require you to furnish pertinent information to provide an Annuity Benefit, and will be fully protected in relying on such information and need not inquire as to the accuracy or completeness thereof.

The applicable Annuity Benefit will be provided pursuant to Sections 3.04 and
3.05. We may offer annuity forms other than the Life Annuity Form or Joint and Survivor Life Annuity Form issued by us or one of our affiliated or subsidiary life insurance companies.

SECTION 3.04 AMOUNT OF ANNUITY BENEFITS. The second, the third and the fifth paragraphs of the existing section are replaced with the following:

The amount applied to provide an Annuity Benefit may be reduced by any Applicable Tax Charge, as we determine. If we have previously deducted Charges from Contributions as provided in Section 2.01, we will not again deduct charges for the same taxes before application to provide an Annuity Benefit, unless a change in applicable law has occurred with respect to this Contract. The balance shall purchase the Annuity Benefit on the basis of either (i) the Table of Guaranteed Annuity Payments shown below or (ii) our current individual annuity rates for payment of proceeds, whichever rates would provide a larger benefit with respect to the payee. Regardless of the basis used, this Contract will be governed by our supplementary contract then in effect.

If an amount is applied to provide an Annuity Benefit, the amount to be applied will, in addition to any reduction for an Applicable Tax Charge, be reduced by an administrative charge. The amount of such charge will be determined from time to time in accordance with our general practices applicable on a uniform basis to all contracts of the same type as this Contract.

The Tables of Guaranteed Annuity Payments set forth the minimum amount of monthly income that $1,000 of Annuity Value will provide under the terms of this Contract, as indicated, on either the Life Annuity Form or the Joint and Survivor Life Annuity Form (with 100% of the amount of payment to the Annuitant continued to the Annuitant's spouse). The amount of income provided under the Fixed Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form, is based on 3.5% interest and the 1983 Individual Annuity Mortality Table "a" adjusted to a unisex basis based on a 50-50 split of males and females. The amounts of income initially provided under the Variable Annuity Benefit payable on the Life Annuity Form and Joint and Survivor Life Annuity Form are based on a 50-50 split of males and females at age zero and an Assumed Base Rate of Net Investment Return of 3.5% or 5%, whichever applies pursuant to
Section 1.23.

SECTION 3.05 PAYMENT OF ANNUITY BENEFITS is amended as follows:

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

1. The name of the section is changed to "PAYMENT OF BENEFITS AND REQUIRED MINIMUM DISTRIBUTION RULES".
2. The entire section is replaced by the following:

As required under Sections 457 and 401(a)(9) of the Code and pursuant to the terms of the Plan, the entire interest of the Annuitant in this Contract is to be distributed or will begin to be distributed at least annually from this Contract beginning no later than the first day of April following the later of the calendar year in which the Annuitant attains age 70 years and 6 months, or
(b) retires from service with the Employer ("Required Beginning Date").

The amount to be distributed for a year is a "Required Minimum Distribution."

The entire interest may be distributed, as elected pursuant to the Plan and this Contract, over (a) the life of the Annuitant, or the lives of the Annuitant and a designated beneficiary, or (b) a period certain not extending beyond the Annuitant's life expectancy, or the joint and last survivor life expectancy of the Annuitant and a designated beneficiary. All distributions made hereunder shall be made in accordance with the requirements of Sections 457 and 401(a)(9) of the Code, and applicable Treasury Regulations including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code.

If the Annuitant dies after distribution of the interest in this Contract described in the first paragraph of this Section has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

If the Annuitant dies before distribution of the interest described in the first paragraph of this Section begins:

(1) If the Annuitant's interest is payable to a designated individual beneficiary, then the entire interest will be distributed in accordance with Treasury Regulations over the life of the beneficiary or over a period certain not greater than the life expectancy of the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of the Annuitant's death.

(2) If the designated beneficiary is the Annuitant's surviving spouse, the date distributions that are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year of the Annuitant's death or (B) December 31 of the calendar year in which the Annuitant would have attained age 70 years and 6 months.

(3) If neither (1) nor (2) applies, or if elected by the designated individual beneficiary, then distribution of the entire interest in the Contract shall be completed no later than December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

Notwithstanding the above paragraphs and the following paragraphs of this
Section 3.05, while any distribution shall be subject to requirements of the Code, any distribution shall also be subject to the terms of this Contract. That is, the forms of distribution shall be those which are made available by us at the time of your election.

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

Evidence of each payee's survival must be furnished to us either by personal endorsement of the check drawn for payment or by other means satisfactory to us.

If a benefit payment under the terms of this Contract was based on information that is subsequently found to be incorrect, the benefit will not be invalidated, but an adjustment on the basis of the correct information will be made in the amount of the benefit payments, or any amount used to provide the benefit, or any combination thereof. Overpayments by us will be charged against, and underpayments will be added to, any payments thereafter falling due under this Contract with respect to the payee, affecting as many such payments as are necessary to correct the overpayment or underpayment. Our liability, with respect to a payee, is limited to the correct information and the actual amounts used to provide the benefits then in force with respect to the payee under this Contract.

If we receive evidence satisfactory to us that (i) a payee entitled to receive any payment under this Contract is physically or mentally incompetent to receive such payment or is a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments (in the case of a minor, at a rate not exceeding $200 a month) to such other person or institution, and will thereupon be fully discharged from all liability with respect thereto.

If a variable annuity form made available by us provides for payment for a period certain, such as 120 or 180 months, and thereafter during the remaining lifetime of one person, or of at least one of two persons, a payee for payments thereunder may elect, without the concurrence of any other person, to receive the commuted value of any remaining payments, provided no person upon whose life the income depends is surviving.

Pursuant to Section 3.03, upon the election of an annuity form providing payments for a period certain, you (or the Annuitant, if the employer has advised us in writing that it is permitted under the terms of the Plan) may designate (with the right to change such designation) a payee to receive any payments that may become due after the death of the person or persons upon whose life or lives the income may depend.

Subject to the terms of the Plan, the payee may designate (with the right to change such designation and without the concurrence of any other person) a person or persons to receive any payments or installments payable after such payee's death, if the absence of such a designation would result in a single sum payment to such payee's estate in accordance with the following paragraph.

If at the death of any payee there is no designated person living entitled to receive any remaining payments or installments, we will pay in a single sum to such payee's estate the commuted value of any remaining payments or installments.

The commuted value of any such remaining payments will be determined on the basis of compound interest at the rate utilized in the actuarial rate basis applicable in determining the annuity amount.

If the amount to be applied hereunder is less than $2,000, or would result in an initial payment of less than $20, we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected pursuant to Section 3.03.

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

Payments under annuity forms with life contingencies terminate with the last payment due before the death of the person or persons upon whose life the income depends or the end of the certain period, whichever is later.

We will require satisfactory evidence of the age of any person upon whose life an annuity form depends.

SECTION 4.03 NONFORFEITABILITY, NONTRANSFERABILITY AND ASSIGNMENTS. The first sentence of the first paragraph is replaced by the following:

The entire interest under this Contract is nonforfeitable. This Contract is nontransferable except by surrender to us.

SECTION 4.04 BENEFICIARY.  The existing section is replaced by the following:

If the Plan under which this Contract is purchased is maintained by the Tax Exempt Employer, the Employer is the Owner of and beneficiary under this Contract. The person listed as beneficiary is entitled to receive any death benefit payable under this Contract pursuant to Section 2.11. Upon the Annuitant's death such beneficiary may, by written request to our Processing Office, at any time up to and including provision of due proof of such death, change the beneficiary designation for the Section 2.11 death benefit from the listed beneficiary to the Substituted Beneficiary.

Subject to the terms of the Plan, the Substituted Beneficiary may elect to receive the death benefit payable under Section 2.11 in the form of an Annuity Benefit or any other Benefit payment we offer rather than as a single sum. Any such election must meet the minimum distribution rules of Sections 457(d) and 401(a)(9) of the Code and applicable Treasury Regulations, as described in
Section 3.05.


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



SECTION 4.08 ANNUAL NOTICE. is amended as follows:

1. remove the word "and" after item (5)
2. a new item (6) is added as follows: "the amount you have in the loan reserve account",
3. item (6) now becomes item (7).

SECTION 4.05 DISQUALIFICATION OF PLAN OR CONTRACT. The second paragraph of the existing section is replaced by the following:

In the event that this Contract fails to qualify as an Annuity as described in
Section 1.02, we will have the right, upon receiving notice of such fact, to terminate this Contract and pay to you the Annuity Account Value less a deduction for the appropriate part attributable to you of any income tax payable by you which would not have been payable had this Contract qualified as an Annuity.

SECTION 4.10 OWNERSHIP RIGHT OF EMPLOYER. The existing section is replaced by the following:

Except as provided below, in accordance with Sections 457(b)(6) and 457 (g) of the Code, until amounts under this Contract are distributed or made available to the Annuitant or the Annuitant's beneficiary in accordance with the terms of the Contract and the terms of the Plan, this Contract remains solely the property of the Employer (subject only to claims of the Employer's general creditors). If the Plan under which this Contract is purchased is maintained by Government Employer, the following three sentences apply:

1. The owner of this contract (which may be the Plan Trust or Employer or Plan Participant) holds it in trust for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan, and it is not subject to the claims of the Employer's general creditors.

2. It is impossible, prior to the satisfaction of all liabilities with respect to the Plan participant and the participant's beneficiaries under the Plan, for any part of the assets and income of this Contract to be used for, or diverted to, purposes other than for the exclusive benefit of the Plan participant and the participant's beneficiaries under the Plan.

3. The last two sentences do not apply to a Governmental Employer Plan in existence on August 20, 1996 until January 1, 1999 (or any earlier Plan amendment date).


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



/s/ Christopher M. Condron                   /s/ Pauline Sherman
------------------------------------         -----------------------------------
Christopher M. Condron                       Pauline Sherman
Chairman and Chief Executive Officer         Senior Vice President, Secretary
                                             and Associate General Counsel

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